UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. ____)
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AMERICAN FINANCIAL GROUP, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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One East Fourth Street
Cincinnati, Ohio 45202

Notice of Annual Meeting of Shareholders
and Proxy Statement

To be Held on May 15, 2008
Dear Shareholder:
     We invite you to attend our Annual Meeting of Shareholders on Thursday, May 15, 2008, in Cincinnati, Ohio. In connection with the meeting, we will report on our operations and you will have an opportunity to meet your Company’s directors and senior executives.
     This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how your Board of Directors operates and provides information about the director candidates.
     We are pleased to take advantage of new U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement and our 2007 Annual Report. The Notice contains instructions on how to access and review those documents over the Internet. The Notice also instructs you on how to submit your proxy over the Internet. We believe that this new process will allow us to provide our shareholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.
     All shareholders are important to us. We want your shares to be represented at the meeting and urge you to vote using our internet or telephone voting systems or by promptly returning a properly completed proxy card.
Sincerely,
James C. Kennedy
Vice President,
Deputy General Counsel & Secretary
Cincinnati, Ohio
March 28, 2008

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF AMERICAN FINANCIAL GROUP, INC.

Date:	Thursday, May 15, 2008

Time:	11:30 a.m. Eastern Daylight Saving Time

Place:	The Cincinnatian Hotel
Second Floor — Filson Room
601 Vine Street
Cincinnati, Ohio 45202

Purpose:	1. Elect nine Directors

2. Ratify Independent Registered Public Accounting Firm

3. Consider a Shareholder Proposal

4. Conduct other business if properly raised

Record Date:	March 18, 2008 — Shareholders registered in the records of the Company or its agents on that date are entitled to receive notice of and to vote at the meeting.

Mailing Date:	The approximate mailing date of the notice of availability of this proxy statement and accompanying proxy card is April 4, 2008.
Your vote is important.
If you are a shareholder of record, you can vote your shares via the Internet or by using a toll-free telephone number by following the instructions on your proxy card. If voting by mail, please complete, date and sign your proxy card and return it as soon as possible in the enclosed postage-paid envelope.

The Company makes available, free of charge on its website, all of its filings that are made electronically with the Securities and Exchange Commission (“SEC”), including Forms 10-K, 10-Q and 8-K. To access these filings, go to the Company’s website (www.afginc.com) and click on the “SEC Filings” tab at the left under the “Investor Relations” page. Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to:
Investor Relations
American Financial Group, Inc.
580 Walnut Street, Floor 9 East
Cincinnati, Ohio 45202.

GENERAL INFORMATION
Record Date; Shares Outstanding
     As of March 18, 2008, the record date for determining shareholders entitled to notice of and to vote at the meeting, the Company had 113,454,572 shares of common stock deemed outstanding and eligible to vote. This number does not include 14,940,627 shares held by subsidiaries of AFG. Under Ohio law, shares held by subsidiaries are not entitled to vote and are therefore not considered to be outstanding for purposes of the meeting. Each share of outstanding common stock is entitled to one vote on each matter to be presented at the meeting. Abstentions (including instructions to withhold authority to vote for one or more nominees) and broker non-votes are counted for purposes of determining a quorum, but will have no effect on the outcome of any matter voted on at the meeting. Broker non-votes occur when a broker returns a proxy card but does not have authority to vote on a particular proposal.
Proxies and Voting Procedures
     Shareholders of record can vote by mail or via the Internet or by using the toll-free telephone number listed on the proxy card. Internet and telephone voting information is provided on the proxy card. If you vote via the Internet or by telephone, please do not return a signed proxy card. Shareholders who hold their shares through a bank or broker can vote by mail, or via the Internet or by telephone if these other options are offered by the bank or broker. You may vote by telephone or Internet 24 hours a day, 7 days a week until 11:59 p.m. Eastern Daylight Saving Time, the day before the meeting. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had executed a proxy card.
     If voting by mail, please complete, sign, date and return your proxy card enclosed with the proxy statement in the accompanying postage-paid envelope.
     If your shares are held in the name of your broker or bank and you wish to vote in person at the meeting, you should request your broker or bank to issue you a proxy covering your shares.
     Solicitation of proxies through the mail, in person and otherwise, is being made by management at the direction of AFG’s Board of Directors, without additional compensation. AFG will pay all costs of soliciting proxies. In addition, AFG will request brokers and other custodians, nominees and fiduciaries to forward proxy-soliciting material to the beneficial owners of shares held of record by such persons, and AFG will reimburse them for their expenses.
     If a choice is specified on a properly executed proxy card, the shares will be voted accordingly. If a proxy card is signed without a preference indicated, those shares will be voted “FOR” the election of the nine nominees proposed by the Board of Directors, “FOR” the ratification of the Company’s independent registered public accounting firm, and “AGAINST” the shareholder proposal. The authority solicited by this proxy statement includes discretionary authority to cumulate votes in the election of directors. If any other matters properly come before the meeting or any postponement or adjournment thereof, each properly executed proxy card will be voted in the discretion of the proxies named therein.
     With respect to Proposal No. 1, the nine nominees who receive the greatest number of votes will be elected. With respect to Proposals 2 and 3, the proposal will be adopted only if it receives approval by a majority of the votes cast.
Retirement and Savings Plan Participants
     If you are a participant in the Company’s retirement and savings plan with a balance in the AFG Common Stock Fund, the accompanying proxy card shows the number of shares of common stock attributed to your account balance, calculated as of the record date. In order for your plan shares to be voted in your discretion, you must vote at least two business days prior to the day of the meeting (by the end of the day on May 12, 2008) either by Internet, telephone, or returned properly signed proxy card. If you choose not to vote or if you return an invalid or unvoted proxy card, the Administrative Plan Committee will vote your plan shares in the Committee’s sole discretion. Plan participants’ votes will be held in confidence.

Revoking a Proxy
     Whether you vote by mail, via the Internet or by telephone, you may revoke your proxy at any time before it is voted by submitting a new proxy with a later date, voting via the Internet or by telephone at a later time, delivering a written notice of revocation to the Company’s corporate secretary, or voting in person at the meeting.
Cumulative Voting
     Shareholders have cumulative voting rights in the election of directors and one vote per share on all other matters. Cumulative voting allows a shareholder to multiply the number of shares owned on the record date by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees as the shareholder desires. The nine nominees who receive the greatest number of votes will be elected. In order to invoke cumulative voting, notice of cumulative voting must be given in writing to the Company’s corporate secretary not less than 48 hours before the time fixed for the holding of the meeting.
Adjournment and Other Matters
     Approval of a motion for adjournment, postponement or other matters brought before the meeting requires the affirmative vote of a majority of the shares voting at the meeting. Management knows of no other matters to be presented at the meeting other than those stated in this document.
MATTERS TO BE CONSIDERED
Proposal No. 1 ► Elect Nine Directors
     The Board of Directors oversees the management of the Company on your behalf. The Board reviews AFG’s long-term strategic plans and exercises direct decision-making authority in key areas such as choosing the Co-Chief Executive Officers, setting the scope of their authority to manage the Company’s business day-to-day, and evaluating senior management performance.
     Upon the recommendation of the Corporate Governance Committee (the “Governance Committee”), the Board of Directors has nominated nine individuals to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. If any of the nominees should become unable to serve as a director, the proxies will be voted for any substitute nominee designated by the Board of Directors but, in any event, no proxy may be voted for more than nine nominees.
     The nominees for election to the Board of Directors are:

Carl H. Lindner Director since 1959	For more than five years, Mr. Lindner has served as the Chairman of the Board, and until January 2005, also served as Chief Executive Officer of the Company.

Carl H. Lindner III Director since 1991	He has been Co-Chief Executive Officer since January 2005, and for more than five years, Mr. Lindner has served as Co-President of the Company. For over ten years, Mr. Lindner has been President of Great American Insurance Company and has been principally responsible for the Company’s property and casualty insurance operations.

S. Craig Lindner Director since 1985	He has been Co-Chief Executive Officer since January 2005, and for more than five years, Mr. Lindner has served as Co-President of the Company. For more than ten years, Mr. Lindner has been President of our Great American Financial Resources, Inc. subsidiary, and has been principally responsible for the Company’s annuity and supplemental health insurance operations. He is also President of American Money Management Corporation, a subsidiary that provides investment services for the Company and certain of its affiliated companies.

Kenneth C. Ambrecht Director since 2005	(Member of the Compensation Committee; Member of the Corporate Governance Committee) Mr. Ambrecht has extensive corporate finance experience having worked in the U.S. capital markets for over 30 years. In December 2005, Mr. Ambrecht organized KCA Associates LLC, through which he serves as a consultant to several companies, advising them with respect to financings and financial transactions. From July 2004 to December 2005, he served as a Managing Director with the investment banking firm First Albany Capital. For more than five years prior, Mr. Ambrecht was a Managing Director with Royal Bank Canada Capital Markets. Prior to that post, Mr. Ambrecht worked with the investment bank Lehman Brothers as Managing Director of its capital markets division. Mr. Ambrecht is also a member of the Boards of Directors of Fortescue Metals Group Limited, an Australian mining company and Dominion Petroleum Ltd., a Bermuda domiciled company dedicated to exploration of oil and gas reserves in east and central Africa.

Theodore H. Emmerich Director since 1988	(Chairman of the Audit Committee) Prior to his retirement in 1986, Mr. Emmerich was managing partner of the Cincinnati office of the independent accounting firm of Ernst & Whinney. He is also a director of Summit Mutual Funds, Inc.

James E. Evans Director since 1985	For more than five years, Mr. Evans has served as Senior Vice President and General Counsel of the Company.

Terry S. Jacobs Director since 2003	(Member of the Audit Committee; Member of the Corporate Governance Committee) Mr. Jacobs has served as Chairman, President and Chief Executive Officer of The JFP Group, LLC, a real estate investment and development company, since September 2005. From its founding in September 1996 until September 2005, Mr. Jacobs served as Chairman of the Board and Chief Executive Officer of Regent Communications, Inc. Mr. Jacobs is a Fellow of the Casualty Actuarial Society (“FCAS”) and a Member of the American Academy of Actuaries (“MAAA”). He also serves as a director of Global Entertainment Corp and serves on the Board and Executive Committee of the National Football Foundation and College Hall of Fame, Inc.

Gregory G. Joseph Director Nominee	(Director Nominee) For more than five years, Mr. Joseph has been Executive Vice President, an attorney, and a principal of Joseph Automotive Group, a Cincinnati, Ohio-based company that manages a number of automobile dealerships and certain real estate holdings. He also serves as the lead director of Infinity Property & Casualty Corporation (“IPCC”), an insurance company primarily offering personal automobile insurance. Since 2005, Mr. Joseph has served on the Board of Trustees of Xavier University, a private college located in Cincinnati, Ohio. Mr. Joseph has informed IPCC that he has declined to be nominated to the IPCC board of directors at its upcoming annual meeting of shareholders in May 2008.

William W. Verity Director since 2002	(Chairman of the Corporate Governance Committee; Member of the Compensation Committee) Mr. Verity has been President of Verity & Verity, LLC, an investment management company, since January 1, 2002, and prior to that, he was a partner of Pathway Guidance L.L.C., an executive consulting firm, from October 2000. Previously, Mr. Verity was Chairman and Chief Executive Officer of ENCOR Holdings, Inc., a developer and manufacturer of plastic molded components.
     Carl H. Lindner is the father of Carl H. Lindner III and S. Craig Lindner. All of the nominees other than Mr. Joseph were elected directors at the last annual meeting of shareholders of the Company held on May 17, 2007. See “Management” and “Compensation” below for additional information concerning the background, securities holdings, remuneration and other matters relating to the nominees.
     The Board of Directors recommends that shareholders vote FOR the election of these nine nominees as directors.
     Proposal No. 2 ► Ratification of the Company’s Independent Registered Public Accounting Firm
     The Company’s Audit Committee Charter provides that the Audit Committee shall appoint annually an independent registered public accounting firm to serve as auditors. In February 2008, the Audit Committee appointed Ernst & Young LLP to serve as auditors for 2008. Ernst & Young (or its predecessor) has served as the Company’s independent auditors since the Company’s founding.

     Although the Audit Committee has the sole authority to appoint auditors, shareholders are being asked to ratify this appointment. If the shareholders do not ratify the appointment, the Audit Committee will take that fact into consideration, but may, nevertheless, continue to retain Ernst & Young. However, the Audit Committee in its discretion may engage a different registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company.
Audit Fees and Non-Audit Fees
     The following table presents fees for professional audit services by Ernst & Young for the audit of the Company’s annual financial statements for the years ended December 31, 2007 and December 31, 2006, and fees billed for other services rendered by them during these periods.

	2007	2006
Audit fees (1)	$4,880,000	$5,696,000
Audit related fees (2)	235,000	148,000
Tax fees (3)	47,000	12,000
All other fees	3,000	2,000

Total	$5,165,000	$5,858,000

(1)	These aggregate fees were for audits of the financial statements (including services incurred to render an opinion under Section 404 of the Sarbanes-Oxley Act of 2002), subsidiary insurance company audits, reviews of SEC filings, and quarterly reviews.

(2)	These fees related primarily to attestation services not required by regulation, services related to state insurance examinations, and due diligence services relating to acquisitions and dispositions.

(3)	These fees relate to review of federal and state tax returns.
     Representatives of Ernst & Young are expected to be at the meeting and will be given the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions from shareholders.
     The Board of Directors recommends that shareholders vote FOR the ratification of the Audit Committee’s appointment of Ernst & Young as our independent registered public accounting firm for 2008.

Proposal No. 3 ► Shareholder Proposal Regarding Certain Employment Matters
     A representative of certain New York City Pension Funds (the “Funds”) submitted a letter to the Company’s Secretary requesting that the proposal set forth below be submitted to shareholders for consideration at the annual meeting. The Funds have stated that a representative is prepared to attend the annual meeting to introduce the proposal. The Funds have represented that they beneficially own in excess of $2,000 of the Company’s common stock. The address of the Fund is in care of The City of New York, Office of The Comptroller, 1 Centre Street New York, NY 10007-2341.
     In accordance with applicable rules of the Securities and Exchange Commission, we have set forth the Fund’s proposal and the Company’s response below:
SEXUAL ORIENTATION
Submitted By William C. Thompson, Jr., Comptroller, City of New York,
on behalf of the Boards of Trustees of the New York City Pension Funds
WHEREAS, corporations with non-discrimination policies relating to sexual orientation have a competitive advantage to recruit and retain employees from the widest talent pool;
Employment discrimination on the basis of sexual orientation diminishes employee morale and productivity;
The company has an interest in preventing discrimination and resolving complaints internally so as to avoid costly litigation and damage its reputation as an equal opportunity employer;
Atlanta, Seattle, Los Angeles, and San Francisco have adopted legislation restricting business with companies that do not guaranteed equal treatment for lesbian and gay employees and similar legislation is pending in other jurisdictions;
The company has operations in and makes sales to institutions in states and cities which prohibit discrimination on the basis of sexual orientation;
A recent National Gay and Lesbian Taskforce study has found that 16% -44% of gay men and lesbians in twenty cities nationwide experienced workplace harassment or discrimination based on their sexual orientation;
National public opinion polls consistently find more than three-quarters of the American people support equal rights in the workplace for gay men, lesbians, and bisexuals;
A number of Fortune 500 corporations have implemented non-discrimination policies encompassing the following principles:
1)	Discrimination based on sexual orientation and gender identity will be prohibited in the company’s employment policy statement.

2)	The company’s non-discrimination policy will be distributed to all employees.

3)	There shall be no discrimination based on any employee’s actual or perceived health condition, status, or disability.

4)	There shall be no discrimination in the allocation of employee benefits on the basis of sexual orientation or gender identity.

5)	Sexual orientation and gender identity issues will be included in corporate employee diversity and sensitivity programs.

6)	There shall be no discrimination in the recognition of employee groups based on sexual orientation or gender identity.

7)	Corporate advertising policy will avoid the use of negative stereotypes based on sexual orientation or gender identity.

8)	There shall be no discrimination in corporate advertising and marketing policy based on sexual orientation or gender identity.

9)	There shall be no discrimination in the sale of goods and services based on sexual orientation or gender identity, and

10)	There shall be no policy barring on corporate charitable contributions to groups and organizations based on sexual orientation.
     RESOLVED: The Shareholders request that management implement equal employment opportunity policies based on the aforementioned principles prohibiting discrimination based on sexual orientation and gender identity.
     STATEMENT: By implementing policies prohibiting discrimination based on sexual orientation and gender identity, the Company will ensure a respectful and supportive atmosphere for all employees and enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.
Board of Directors’ Position
     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.
     The Board of Directors believes this proposal is unnecessary. The Company is an equal opportunity employer. We are fully committed to complying with all applicable equal employment opportunity laws and believe that our current policies and practices fully achieve the objectives of this proposal. We believe it is not practical or even possible to list all categories on which to prohibit discrimination. We believe that such an effort would only divert attention from the overall goal of a truly non-discriminatory workplace.
     The Company’s written employment policies prohibit discrimination on the basis of race, color, religion, sex, age, national origin, disability or any other legally protected status, and mirror the non-discrimination categories of federal law. Our nondiscrimination policy applies to all areas of employment, including, but not limited to, hiring and recruitment, training, promotion, transfer, demotion, counseling and discipline, employee benefits and compensation and termination of employment.
     We recognize the value of a truly diverse workforce. We are dedicated to ensuring that diversity brings our employees, customers, vendors and communities to their full potential. We continually strive to maintain a diverse workforce that meets the needs of our customers and the communities where we work and live.
     The Board of Directors recommends a vote AGAINST this proposal.

PRINCIPAL SHAREHOLDERS
     The following shareholders are the only persons known by the Company to own beneficially 5% or more of its outstanding common stock as of February 29, 2008:

	Amount and Nature of Beneficial Ownership
Name and Address		Obtainable
Of	Common Stock	upon Exercise of
Beneficial Owner	Held (1)	Options (2)	Total	Percent of Class
Carl H. Lindner One East Fourth Street Cincinnati, Ohio 45202	14,275,070 (4)	—	14,275,070	12.6%

Carl H. Lindner III One East Fourth Street Cincinnati, Ohio 45202	8,310,848 (5)	534,631	8,845,479	7.8	%(3)

S. Craig Lindner One East Fourth Street Cincinnati, Ohio 45202	8,697,600 (6)	534,631	9,232,231	8.1	%(3)

The American Financial Group, Inc. Retirement and Savings Plan One East Fourth Street Cincinnati, Ohio 45202	7,736,343 (7)	—	7,736,343	6.8%

(1)	Unless otherwise noted, the holder has sole voting and dispositive power with respect to the shares listed.

(2)	Represents shares of common stock that may be acquired within 60 days of February 29, 2008 through the exercise of options granted under the Company’s Stock Option Plan.

(3)	The percentages of outstanding shares of common stock beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) by Carl H. Lindner III and S. Craig Lindner are 7.3% and 6.9%, respectively, after attributing the shares held in various trusts for the benefit of the minor children of S. Craig Lindner and Carl H. Lindner III (for which a third party acts as trustee with voting and dispositive power) to such third party.

(4)	Includes 4,848,992 shares held by his spouse individually and as trustee with voting and dispositive power and 329,379 shares held in a charitable foundation over which Mr. Lindner has sole voting and dispositive power but no pecuniary interest. Excludes 2,185,261 shares held in a trust for the benefit of his family for which a third party acts as trustee with voting and dispositive power.

(5)	Includes 33,188 shares held by his spouse in a trust over which she has voting and dispositive power, 35,230 shares held by one of his children, 2,376 shares held as custodian for one of his nieces, 1,468,500 shares held by a limited liability company over which he holds dispositive but not voting power, 2,380,569 shares held in a trust over which he has dispositive but not voting power, and 478,533 shares which are held in various trusts for the benefit of his children for which a third party acts as trustee with voting and dispositive power. Includes 48,337 shares held in a charitable foundation over which he has sole voting and dispositive power but no pecuniary interest. Includes 23,749 shares beneficially owned through a Company retirement plan over which he has voting and dispositive power.

(6)	Includes 105,202 shares held by his spouse as custodian for their minor child or in a trust over which she has voting and dispositive power, 26,753 shares held in trust by one of his children, 26,753 shares held by one of his children, 1,485,000 shares held by a limited liability company over which he holds dispositive but not voting power, 1,581,027 shares held in a trust over which he has dispositive but not voting power, 190,812 shares held in trusts for the benefit of his children over which his spouse has dispositive but not voting power, and 1,129,033 shares which are held in various trusts for the benefit of his children for which a third party acts as trustee with voting and dispositive power. Includes 171,108 shares held in a charitable foundation over which he has sole voting and dispositive power but no pecuniary interest. Includes 25,225 shares beneficially owned through a Company retirement plan over which he has voting and dispositive power. Mr. Lindner has pledged 2,013,553 shares as collateral under loan agreements.

(7)	The members of the Administrative Plan Committee of the American Financial Group, Inc. Retirement and Savings Plan (the “RASP”), Sandra W. Heimann, Thomas E. Mischell and Mark F. Muething direct the disposition of the securities held by the RASP and may direct the voting of Plan shares for which valid voting instructions have not been received by Plan participants at least two days prior to the meeting. Mrs. Heimann and Mr. Mischell are senior executives of the Company, and Mr. Muething is a senior executive of the Company’s Great American Financial Resources, Inc. subsidiary. See “General Information — Retirement and Savings Plan Participants” on page 1 of this proxy statement.

MANAGEMENT
     The directors, nominees for director and executive officers of the Company are:

			Director or
	Age(1)	Position	Executive Since
Carl H. Lindner	88	Chairman of the Board	1959
Carl H. Lindner III	54	Co-Chief Executive Officer, Co-President and a Director	1979
S. Craig Lindner	53	Co-Chief Executive Officer, Co-President and a Director	1980
Kenneth C. Ambrecht	62	Director	2005
Theodore H. Emmerich	81	Director	1988
James E. Evans	62	Senior Vice President, General Counsel and Director	1976
Terry S. Jacobs	65	Director	2003
William R. Martin	79	Director	1994
William W. Verity	49	Director	2002
Gregory G. Joseph	45	Director Nominee	—
Keith A. Jensen	57	Senior Vice President	1999
Thomas E. Mischell	60	Senior Vice President — Taxes	1985

(1)	As of March 31, 2008.
     Keith A. Jensen has served as Senior Vice President of the Company for over five years. Since January 2005, he has also served as the Company’s chief financial officer.
     Thomas E. Mischell has served as Senior Vice President — Taxes of the Company for over five years.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires AFG’s executive officers, directors and persons who own more than ten percent of AFG’s common stock to file reports of ownership with the Securities and Exchange Commission and to furnish AFG with copies of these reports. Based on a review of these reports, the Company believes that all filing requirements were met during 2007.

     Securities Ownership
     The following table sets forth information, as of February 29, 2008, concerning the beneficial ownership of equity securities of the Company and its subsidiaries by each director, nominee for director, the executive officers named in the Summary Compensation Table (see “Compensation” below) and by all of these individuals as a group. Such information is based on data furnished by the persons named. Except as set forth in the footnotes below or under “Principal Shareholders” on page 7 of this proxy statement, no director or executive officer beneficially owned 1% or more of any class of equity security of the Company or any of its subsidiaries outstanding at February 29, 2008. Unless otherwise indicated, the persons named have sole voting and dispositive power over the shares reported.

	Amount and Nature of Beneficial Ownership (1)
		Shares of Common Stock Obtainable on
Name of	Shares of Common	Exercise of Options or Beneficially Owned
Beneficial Owner	Stock Held	Through Employee Retirement Plans (2)
Carl H. Lindner (3)	14,275,070	—
Carl H. Lindner III (3)	8,287,099	558,380
S. Craig Lindner (3)	8,672,375	559,856
Kenneth C. Ambrecht	7,345	—
Theodore H. Emmerich	36,086	15,750
James E. Evans	188,983	377,505
Terry S. Jacobs	6,964	—
William R. Martin	86,205	15,750
William W. Verity	13,658	11,250
Gregory G. Joseph	59,849 (4)	—
Keith A. Jensen	24,765	364,215
Thomas E. Mischell (5)	196,221	402,679
All directors, nominees, and executive officers as a group (12 persons)(3)	31,854,620	2,305,385

(1)	Does not include the following ownership interests in subsidiaries of AFG: Mr. Jensen and Mr. Joseph own 500 and 597 shares, respectively, of common stock of the Company’s subsidiary, National Interstate Corporation.

(2)	Consists of shares of common stock purchasable within 60 days of February 29, 2008 through the exercise of the vested portion of stock options granted under the Company’s Stock Option Plan and shares which the executive may be deemed to beneficially own through one or more of the Company’s retirement plans. The amount of shares so beneficially owned through a Company retirement plan is as follows: C. H. Lindner III — 23,749; S. C. Lindner — 25,225; K. A. Jensen — 685; T. E. Mischell — 44,428; and all directors and executive officers as a group — 94,087. Does not include cash invested in a retirement account, the value of which is partially based on the price of the Company’s common stock, but where the individual has no voting or dispositive power of any such shares.

(3)	The shares beneficially owned by Carl H. Lindner, Carl H. Lindner III, and S. Craig Lindner, and all directors and officers as a group, constituted 12.6%, 7.8%, 8.1%, and 29.5%, respectively, of the common stock outstanding at February 29, 2008. See footnotes 3 through 6 to the Principal Shareholders table on page 7 for more information regarding share ownership by Carl H. Lindner, Carl H. Lindner III, and S. Craig Lindner.

(4)	Includes 54,924 shares held by two companies in which he is a shareholder and for which he serves as an executive officer.

(5)	Excludes shares held in the RASP, for which he serves on the Administrative Plan Committee, other than those shares allocated to his personal RASP account.
Equity Compensation Plan Information
     The following reflects certain information about shares of AFG Common Stock authorized for issuance (at December 31, 2007) under compensation plans.

			(c)
			Number of securities
			remaining available for
	(a)	(b)	future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan category	warrants, and rights	warrants, and rights	column (a)
Equity compensation plans approved by security holders	9,466,586	$22.00	7,866,370 (1)
Equity compensation plans not approved by security holders	—	—	378,997 (2)
Total	9,466,586	$22.00	8,245,367

(1)	Includes 4.65 million shares available for issuance under AFG’s Stock Incentive Plan, 3.1 million shares issuable under AFG’s Employee Stock Purchase Plan and 112,000 shares issuable under AFG’s Non-Employee Directors’ Compensation Plan.

(2)	Represents shares issuable under AFG’s Deferred Compensation Plan. Under this Plan, certain employees of AFG and its subsidiaries may defer up to 80% of their annual salary and/or bonus. Participants may elect to have the value of deferrals (i) earn a return equal to the overall performance of mutual fund alternatives, (ii) earn a fixed rate of interest, set annually by the Board of Directors, or (iii) fluctuate based on the market value of AFG Common Stock, as adjusted to reflect stock splits, distributions and dividends.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview of Compensation Program
     The Compensation Committee (for purposes of this analysis, the “Committee”) of the Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Committee ensures that the total compensation paid to the named executive officers is fair, reasonable and competitive.
     Throughout this proxy statement, the individuals who served as the Company’s Co-Chief Executive Officers during fiscal year 2007, as well as the other individuals included in the Summary Compensation Table on page 23, may also be referred to as the “named executive officers” or “NEOs”.
Compensation Philosophy and Objectives
     AFG’s philosophy regarding executive compensation programs is centered around the balance of motivating, rewarding and retaining executives with a compensation package competitive among its peers, and the resolute determination of maximizing shareholder value by designing and implementing programs that tie the performance of the Company to the compensation earned. Guided by principles that reinforce the Company’s pay-for-performance philosophy for the past several years, NEO compensation has included base salary and eligibility for annual cash bonuses and long-term incentives such as stock options, restricted stock and stock awards and other compensation, including certain perquisites. A significant portion of each senior executive officer’s compensation is dependent upon achieving business and financial goals, and realizing other performance objectives.
Establishing Compensation Levels
     As in prior years, compensation levels for the Co-CEOs are based primarily upon the Compensation Committee’s assessment of the executive officers’ leadership performance and potential to enhance long-term shareholder value. The Committee relies upon a combination of judgment and guidelines in determining the amount and mix of compensation elements for the Co-CEOs. The compensation levels for the other NEOs are similarly determined by the Co-CEOs, and reviewed by the Compensation Committee, again based primarily upon the assessment of each such executive officer’s leadership performance and potential to enhance long-term shareholder value.
     Key factors affecting the Committee’s judgment with respect to the Co-CEOs included the nature and scope of their responsibilities, their effectiveness in leading the Board of Directors’ initiatives to increase shareholder value, productivity and growth. The Committee also considers the compensation levels and performances of a comparison group of publicly-held insurance companies (collectively, the “Compensation Peer Group”) to benchmark the appropriateness and competitiveness of the Company’s compensation programs. The Compensation Peer Group, which is periodically reviewed and updated by the Committee, consists of companies against which the Committee believes AFG competes for talent and for stockholder investment, and in the marketplace for business. In analyzing market pay levels among the Compensation Peer Group, the Committee factors into its analysis the large variance in size (both in terms of revenues and market capitalization) among the companies. The companies comprising the Compensation Peer Group are:

• ACE Limited	• HCC Insurance Holdings, Inc.
• American International Group, Inc.	• Markel Corporation
• Arch Capital Group Ltd.	• Philadelphia Consolidated Holding Corp.
• The Chubb Corporation	• W. R. Berkley Corporation
• Cincinnati Financial Corporation	• XL Capital Ltd.
• The Hartford Financial Services Group, Inc.	• Zenith National Insurance Corp.

     The types of compensation paid to the Company’s senior executives (i.e. annual salary, performance bonus, retirement plan contributions, certain perquisites, and equity incentives, including employee stock options) are similar to those paid to senior management at our selected peer group of companies. Although we seek to offer a level of total compensation to our executive officers that is competitive with the compensation paid by our peer group, we do not target a particular percentile of the peer group with respect to our executives’ total pay packages or any individual components thereof. Rather, the Committee’s consideration of the compensation levels and performances of the peer group constitutes just one of many of the factors described in this compensation discussion and analysis (“CD&A”) and such peer group data is considered generally and not as a substitute for the Committee’s discharge of its fiduciary duties in making executive officer compensation decisions.
     Based upon all these factors, the Committee believes it is in AFG shareholders’ best long-term interest for the Committee to ensure that the overall level of compensation, especially salary, bonus and equity-based awards, is competitive with companies in the Compensation Peer Group. The Committee continues to believe that the quality, skills and dedication of executive leaders are critical factors affecting the long-term value of the Company. Therefore, the Committee and the Co-Chief Executive Officers continue to try to maintain an executive compensation program that will attract, motivate and retain the highest level of executive leadership possible.
     The Committee’s decisions concerning the specific 2007 compensation elements for the Co-CEOs were made within this framework. The Committee also considered each such executive officer’s performance, current salary, prior-year bonus and other compensation. In all cases, specific decisions involving 2007 compensation were ultimately based upon the Committee’s judgment about the Co-CEOs’ performance, potential future contributions and about whether each particular payment or award would provide an appropriate incentive and reward for performance that sustains and enhances long-term shareholder value.
     Tally Sheet
     The Compensation Committee reviews a comprehensive tally sheet analysis compiled internally to review all elements of the named executive officers’ compensation. The Committee noted that there are no amounts payable to the NEOs under severance or change in control arrangements, unlike many of the Company’s Peer Group. The tally sheets reviewed include all of the information that is reflected in the Summary Compensation Table as well as amounts and descriptions of perquisites not required to be specifically identified by SEC regulations, generally due to the fact that the amount of such items are not material. The review by the Compensation Committee analyzes how changes in any element of compensation would impact other elements. Such analysis has become an important component in the Compensation Committee’s review of executive compensation as various components, including perquisites, are deemed by the Compensation Committee to be important elements of an executive’s overall compensation. This also allows the Compensation Committee to make compensation decisions and evaluate management recommendations based upon a complete analysis of an executive’s total compensation.
     To get a clearer picture of the total amount of compensation paid to the Company’s executive officers, the Compensation Committee annually reviews all components of the NEOs’ total compensation package. This review includes salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option gains, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits, the earnings and accumulated payout obligations under the Company’s Deferred Compensation Plan, and the contributions to and investment performance under the Company’s retirement and savings plan. A tally sheet totaling all the above components was prepared and reviewed, as described above. The Committee noted the annual limitations agreed upon by the Committee and the Co-CEOs with respect to personal use of corporate aircraft (120 occupied flight hours each) and the executive insurance program ($300,000) and the fact that, if such limitations are exceeded, reimbursement will be made based on the cost to the Company of providing those benefits.
     Based on this review, the Committee found the NEOs’ total compensation in the aggregate to be reasonable, not excessive, and consistent with the objectives of the Company’s compensation programs.

     Internal Pay Equity
     The Committee believes that the relative difference between the Co-CEOs compensation and the compensation of the Company’s other senior executives has not increased significantly over the years. Further, the Committee believes that the Company’s internal pay equity structure is consistent with our peer group and is appropriate based upon the contributions to the success of the Company and as a means of motivation to other executives and employees.
     Outside Consultants
     While the Committee has from time to time considered the use of outside consultants in assisting in evaluating the Company’s executive compensation program and practices, it did not engage such a consultant during 2007. The Committee believes that it has the necessary resources available to survey the compensation practices of the Company’s Compensation Peer Group and keep abreast of compensation developments in the marketplace.
     Tax Deductibility of Pay
     Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that AFG may deduct in any one year with respect to its five most highly paid executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements.
     The Committee attempts, to the extent practicable, to structure a significant portion of Co-CEO compensation as “incentive-based.” As a result, the incentive compensation paid to the Co-CEOs should also satisfy the requirements for the “performance-based compensation” exception under Section 162(m).
Compensation Components
     For the fiscal year ended December 31, 2007, the principal components of compensation for named executive officers were:
•	base salary;

•	annual performance-based bonuses (including cash and stock awards);

•	long-term equity incentive compensation;

•	retirement and other related benefits; and

•	perquisites and other personal benefits.
     Our Co-CEOs determine the compensation for the NEOs other than themselves. The Compensation Committee reviews the levels of compensation determined by the Co-CEOs, and annually reviews the performance of the other NEOs with the Co-CEOs. The Compensation Committee makes recommendations to the Board with respect to general non-CEO compensation, incentive-compensation plans and equity-based plans.
     Our Co-CEOs discuss with the Compensation Committee their thoughts on their performance, the Company’s performance, their current and future compensation levels, and the reported compensation of senior executives at the peer group of companies prior to the time that the Compensation Committee takes any action with respect to setting the compensation of the Co-CEOs. The Co-CEOs also make recommendations to the Compensation Committee with respect to the EPS and Company Performance Components of the incentive compensation awarded to them. Specifically, the Co-CEOs recommended that these components from AFG’s business plan be considered in connection with compensation objectives and targets. The Compensation Committee considers this input provided by the Co-CEOs in connection with its review and approval of corporate goals and objectives relevant to CEO compensation, evaluation of CEO performance in light of those goals and objectives, and determination of CEO compensation levels based on this evaluation.
     The Company has no contracts, employment agreements, plans or arrangements with any NEO which would give rise to a payment to such NEO in the event of a change in control of the Company.

     Base Salary
     The Company pays salaries that are designed to attract and retain superior leaders. Annual base salary is paid for ongoing performance throughout the year. The Committee determines annual base salaries for the Co-CEOs that are appropriate, in its subjective judgment, based on each officer’s responsibilities and performance and input from the Co-CEOs themselves. The Co-CEOs set salaries for the other NEOs which are reviewed by the Committee. The Co-CEOs believe that such salaries are appropriate in light of the levels of responsibility of such officers and their individual contributions to the Company’s success.
     Messrs. Carl H. Lindner III and S. Craig Lindner each assumed the additional position of Co-Chief Executive Officer in January 2005 and continued to serve as the Company’s Co-Presidents, positions they have held for more than five years. Each CEO’s role has been clearly defined: Carl H. Lindner III is responsible for the Company’s property and casualty insurance operations and investor relations and S. Craig Lindner is responsible for the Company’s annuity and supplemental health insurance operations and investments. In addition, they work closely with one another and are significantly involved in all aspects of Company management so that either could succeed the other in the event such a need arose. We believe that this structure aids in succession planning and provides the Company with significant executive depth and leadership experience appropriate for the Company. For 2007, the Company paid each Co-CEO $1,100,000 in salary, which was $25,000 more than the amount of salary paid in 2006. The Committee based its decision to set this level of the salary of the Co-CEOs as a result of the strong operating results and capital position of the Company at the end of 2006, with improved leverage and financial flexibility.
     The annual salary rate for the other NEOs remained the same as the 2006 levels. These salary levels were justified, in the Committee’s judgment, as the result of each NEO’s role in the execution of the strategy to manage AFG’s business to enhance long-term investor value through better profit margins and higher returns on equity, their actions to ensure that AFG has a strong capital structure and cash flow, their role in leading AFG to solid financial results, and their leadership in realizing cost savings while, at the same time, driving successful growth initiatives.
     Annual Performance-Based Bonuses
     Annual performance-based cash bonuses are designed to reward the positive performance of AFG as compared to AFG’s performance in prior years and its performance versus other companies in its market segment. The Company believes that the overall performance of AFG is substantially related to the performance of its executives. Cash bonuses are paid each year, generally in the first quarter, for the prior year’s performance.
     As has been the case for more than six years, the Compensation Committee, working with management, developed an annual bonus plan for 2007 (“2007 Bonus Plan”) for the Co-CEOs and other NEOs that made a substantial portion of their 2007 compensation dependent on AFG’s performance. Specifically, annual bonus determinations are based on a two-part analysis of AFG and executive performance. In May 2007, the Company’s shareholders approved the Annual Senior Executive Bonus Plan.
     As discussed elsewhere in this CD&A, the Compensation Committee considered AFG’s business plan and budgeted targets in connection with its establishment of objectives in the EPS and Company Performance Components under the 2007 Bonus Plan. Specifically, with respect to personal objectives for each of the Co-CEOs, the Compensation Committee did not establish quantifiable measurements other than those identified in these EPS and Company Performance Components because the Compensation Committee believes that the Co-CEOs are ultimately jointly responsible for the achievement of such objectives. The Compensation Committee views the roles of the Co-CEOs as collaborative, as opposed to competitive, and thus does not seek to distinguish the performance of one from the other. Rather, the Compensation Committee scrutinized the Co-CEOs’ collective role in AFG’s achievement of EPS targets, developing management personnel, focus on investment portfolio performance and development and implementation of strategic transactions and initiatives to enhance shareholder value. The Compensation Committee believes these areas merit considerable attention by the Co-CEOs and constitute areas of responsibility in which the Co-CEOs responded in a manner commensurate with the level of compensation received under the parameters of the 2007 Bonus Plan.
     Individual areas of responsibility for NEOs other than the Co-CEOs are assigned by the Co-CEOs as the fiscal year progresses. As discussed elsewhere in this CD&A, the individual performance component of the 2007 Bonus Plan for the other NEOs addresses the factors considered by the Co-CEOs in their evaluation of the individual performance and related incentive compensation for the other NEOs.
2007 Bonus Plan Components and Bonus Amounts for Co-CEOs
     Under the 2007 Bonus Plan, the aggregate amount of cash bonus for 2007 for each Co-CEO is comprised of the sum of such Co-CEO’s bonuses for the EPS Components and Company Performance Components. The following table sets forth the Co-CEO 2007 bonus target amounts with respect to the performance components that were recommended by the Compensation Committee and approved by the Company’s Board of Directors.

	Total Bonus		Company Performance
Name	Target	EPS Component	Component
Carl H. Lindner, III	$1,150,000	50%	50%
S. Craig Lindner	$1,150,000	50%	50%
     The Committee maintained the 2007 bonus target in line with the 2006 bonus target.
     1. EPS Component
     Pursuant to the 2007 Bonus Plan, each Co-CEO’s EPS Component ranged from $0 up to $1,006,250 (175% of the dollar amount of the Bonus Target allocated to the EPS Component), based on the following levels of reported earnings per common share from insurance operations (“Operating EPS” described below) achieved by the Company and its consolidated subsidiaries for 2007:

Percentage of Bonus Target to be paid for
Operating EPS	EPS Component
Less than $3.10	0
$3.33	100%
$3.55 or more	175%
     The Operating EPS targets set forth under the 2007 Bonus Plan are derived from AFG’s business plan. The target of $3.33 per share represented a 6% increase over the prior year’s record reported Operating EPS of $3.14 per share and a 34% increase in the Operating EPS reported for fiscal 2005. Management and the Compensation Committee have intended that the EPS targets should be set at meaningful rates so that management must be diligent, focused and effective in order to achieve these goals. In other words, AFG and management believed at the time of the establishment of these EPS targets that such targets would be challenging to achieve and would require substantial efforts from AFG management, especially in the areas of establishing appropriate pricing and achieving profitable growth in a softening market environment.
     The 2007 Bonus Plan provides that 100% of the EPS Component of the bonus ($575,000) must be paid if Operating EPS were $3.33 per share. The plan further provides that if the Company’s Operating EPS were above $3.10 but less than $3.33 or above $3.33 but less than $3.55, the EPS Component of the bonus is to be determined by straight-line interpolation. If Operating EPS is $3.55 or more, 175% of the EPS Component of the bonus is to be paid. The 2007 Bonus Plan provides that Operating EPS differs from AFG’s reported net earnings determined in accordance with generally accepted accounting principles because it does not include realized gains and losses in the investment portfolio, investee results, and unusual or non-recurring items. Further, any charge taken as a result of a study of asbestos, environmental and other mass torts is to be considered a non-recurring item.

     For 2007, AFG reported Operating EPS of $3.94. As a result, the Committee concluded that a bonus of $1,006,250 (175% of the $575,000 bonus target allocated to the EPS Component) must be paid to each Co-CEO under the EPS Component of the 2007 Bonus Plan.
     2. Company Performance Component
     Payment of fifty percent (50%) of the $1,150,000 bonus target for the Co-CEOs is based on AFG’s overall performance, as determined by the Committee, after considering certain factors determined at the time of adoption of the 2007 Bonus Plan. The 2007 Bonus Plan provides that each Co-CEO’s bonus allocated to the Company Performance Component will range from $0 up to $1,006,250 (175% of the $575,000 bonus target allocated to the Company Performance Component). The Committee considered all factors deemed relevant, including financial, non-financial and strategic factors, in determining whether to grant and/or how much to grant under the Company Performance Component. Specifically, pursuant to the terms of the 2007 Bonus Plan, the Committee considered these factors, which could impact long-term shareholder value:
     (i) Growth in book value per share (as defined) in excess of 12% (achieved);
     (ii) Achievement of core return on equity in excess of 13% (achieved);
     (iii) Achievement of specialty property and casualty calendar year combined ratio of 88% or below (achieved);
     (iv) Unlocking at least $25 million of pre-tax unrealized gains from real estate, equities and other miscellaneous assets (not achieved);
     (v) Returns on our investment portfolio exceeding those of certain public benchmarks (not achieved);
     (vi) AFG Common Stock out performance of S&P 500 Index and S&P Insurance Stock Index(not achieved); and
     (vii) Maintenance of debt to capital ratio less than or equal to 25% (calculated consistent with past practice) (achieved).
     The Committee noted that four of these seven factors had been achieved. As a result, the Plan requires that the Co-CEOs receive 100% of the Company Performance Component of the bonus, or $575,000. Consequently, the total bonus required by the 2007 Bonus Plan, considering both the EPS and Company performance components, is $1,581,250.
2007 Bonus Plan Components and Bonus Amounts for other NEOs
     The 2007 Bonus Plan provides bonuses comprised of the sum of NEO bonuses for EPS Components and Individual Performance Components. The following table sets forth the NEO bonus target amounts and performance criteria that were reviewed by the Compensation Committee.

			Individual
	Total Bonus		Performance
Name	Target	EPS Component	Component
James E. Evans	$850,000	50%	50%
Keith A. Jensen	$560,000	50%	50%
Thomas E. Mischell	$375,000	50%	50%
     1. EPS Component
     For the other named executive officers participating in the 2007 Bonus Plan, the EPS Component was set at a maximum of 125% of the eligible bonus, based on the following levels of reported Operating EPS achieved by the Company and its consolidated subsidiaries for 2007:

Percentage of Bonus Target to be paid for
Operating EPS	EPS Component
Less than $3.10	0
$3.33	100%
$3.55 or more	125%
     For 2007, AFG reported Operating EPS of $3.94. As a result, under the EPS Component of the 2007 Bonus Plan, bonuses were paid to NEOs as follows: $531,250 to Mr. Evans; $350,000 to Mr. Jensen; and $234,375 to Mr. Mischell.
     2. Individual Performance Component
     Under the 2007 Bonus Plan each NEO’s bonus allocated to the Individual Performance Component will range from 0% up to 125% of the target amount allocated to the Individual Performance Component and was determined by the Co-Chief Executive Officers based on such officers’ subjective rating of the NEOs relative overall performance for 2007. The ratings for each of the NEOs includes a consideration of all factors deemed relevant, including, but not limited to, operational, qualitative measurements relating to the development and implementation of strategic initiatives and annual objectives, responses to unexpected developments, the development of management personnel, and the impact of any extraordinary transactions involving or affecting the Company and its subsidiaries. The Co-CEOs considered these factors, including the respective roles of the NEOs with respect to the consistent improvement in the Company’s operating performance over the past several years and determined that the following bonuses should be paid: $488,750 to Mr. Evans (115% of target); $350,000 to Mr. Jensen (125% target); and $215,625 to Mr. Mischell (115% target).
2008 Bonus Plan
     With respect to the fiscal year ending December 31, 2008, the performance components that were approved by the Compensation Committee of the Company’s Board of Directors are set forth in the following table and notes. The components and targets were derived from AFG’s 2008 business plan and represent goals for that year that the Compensation Committee believes will be challenging for AFG, yet achievable if senior and operating management meet or surpass their business unit goals and objectives. Management and the Compensation Committee believe that this alignment of objectives in AFG’s 2008 business plan and the performance measurements on which bonuses are based is in the best interests of all of AFG’s shareholders.

			Company
			Performance
Name of Executive	Total Bonus Target	EPS Component	Component
Carl H. Lindner III	$1,300,000	50%	50%
S. Craig Lindner	1,300,000	50%	50%
James E. Evans	875,000	50%	50%
Keith A. Jensen	580,000	50%	50%
Thomas E. Mischell	390,000	50%	50%
     EPS Component
     Pursuant to the 2008 Bonus Plan, each participant’s EPS Component ranges from 0% up to 175%, with respect to the Co-CEOs, and 0% to 125%, with respect to the other NEOs, of the dollar amount of the Bonus Target allocated to the EPS Component, based on the following levels of reported earnings per common share from insurance operations (“Operating EPS” described below) achieved by the Company and its consolidated subsidiaries for 2008:

Percentage of Bonus Target to be paid for
Operating EPS	EPS Component
Less than $3.50	0
$3.85	100%
$4.10 or more	175%
     With respect to the Co-CEOs, the 2008 Bonus Plan provides that 100% of the EPS Component of the bonus ($575,000) must be paid if Operating EPS is $3.85 per share. The plan further provides that if the Company’s Operating EPS is above $3.50 but less than $3.85 or above $3.85 but less than $4.10, the EPS Component of the bonus is to be determined by straight-line interpolation. If Operating EPS is $4.10 or more, 175% of the EPS Component of the bonus is to be paid. The 2008 Bonus Plan provides that Operating EPS will not include investee results, realized gains and losses in the investment portfolio and unusual or non-recurring items. Further, any charge taken as a result of a study of asbestos, environmental and other mass torts is to be considered a non-recurring item.
     The Operating EPS target for 2008 was established by the Compensation Committee after reviewing the Company’s 2008 business plan prepared by management and approved by the Co-CEOs. The EPS target required to be achieved in order for 2008 Bonus Plan participants to earn 100% of the EPS Component represents 100% of the 2008 EPS target in the business plan, requiring substantial efforts on behalf of the entire organization, including Company senior management, while giving consideration to factors which might impact ongoing earnings, including, but not limited to, competition, market influences, governmental regulation and the Board of Directors’ desire to devote resources to other internal corporate objectives, such as acquisitions or start-ups. While the Operating EPS target does not reflect an increase in earnings per share over the prior year, the Committee noted that the target exceeds the current analysts’ consensus estimate of 2008 core earnings by over ten cents per share. Further, the Committee noted that Operating EPS of $3.50, $3.85, and $4.10 would yield a return on shareholders equity of 12.7%, 13.9% and 14.7%, respectively, all within the range targeted in the Company’s business plan.
     Company Performance Component
     Payment of 50% of the bonus target is based on AFG’s overall performance, as objectively determined by the Committee, after considering certain factors determined at the time of adoption of the 2008 Bonus Plan. The 2008 Plan provides that the bonus allocated to the Company Performance Component will range from 0% up to 175%, with respect to the Co-CEOs, and 0% to 125%, with respect to the other NEOs, of the bonus target allocated to that component. In addition to the objective criteria described below in subparagraph (i), the Committee may consider all factors deemed relevant, including financial, non-financial and strategic factors, in determining whether to grant and/or how much to grant under the Company Performance Component. Specifically, pursuant to the terms of the 2008 Bonus Plan, the Committee will consider these factors, which could impact long-term shareholder value:
     Financial measurements such as return on equity, per share price of the Company’s common stock relative to prior periods and comparable companies as well as financial markets, credit ratings on outstanding debt and claims paying ability of the Company’s subsidiaries, the Company’s debt to capital ratio, the combined ratios of the Company’s insurance subsidiaries, and investment portfolio performance including realized gains and losses; and
     Other operational, qualitative measurements relating to the development and implementation of strategic initiatives, responses to unexpected developments, the development of management personnel, the results of any reexamination of asbestos, environmental and other tort liabilities, and the impact of any extraordinary transactions involving or affecting the Company and its subsidiaries.
     On an ongoing basis, the Compensation Committee will annually determine the performance goals and objectives it will use in the development of the performance-based portion of the Co-CEOs’ compensation.

     Long-Term Equity Incentive Compensation
     The Compensation Committee believes long-term equity incentive compensation encourages management to focus on long-term Company performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in the Company through stock option grants that vest over time. The Committee believes that stock options and stock awards represent an important part of AFG’s performance-based compensation system. The Committee believes that AFG shareholders’ interests are well served by aligning AFG’s senior executives’ interests with those of its shareholders through the grant of stock options and stock awards. In determining the size of overall annual grants, the Committee takes into consideration the possible dilutive effect to shareholders of the additional shares which may be issued upon exercise of stock-based awards as well as the expense to AFG as stock-based awards vest. The Committee believes that several features present in stock-based awards give recipients substantial incentive to maximize AFG’s long-term success. Specifically, options under AFG’s 2005 Stock Incentive Plan are granted at exercise prices equal to the average of the high and low sales prices reported on the New York Stock Exchange of AFG common stock on the date of grant. Additionally, the Committee believes that because the stock options vest at the rate of 20% per year, it promotes executive retention due to the forfeiture of options that have not fully vested upon departure from AFG.
     Stock option award levels are determined based on award amounts for participants from previous years, market data, including award levels to optionees at other insurance companies, Black Scholes-derived information, the expense of such options to AFG, the relative benefits to participants of such expense, and the overall compensation level of such participants. Stock option grants vary among participants based on their positions within the Company and AFG believes that the consideration of the factors identified in the immediately preceding sentence results in reasonable option grant levels to its NEOs and other employees. Options granted to NEOs are set forth in the Grants of Plan-Based Awards Table on page 25 of this proxy statement.
     Stock options are generally granted at a regularly scheduled Compensation Committee meeting in February of each year after AFG issues a press release announcing results of the recently ended fiscal year. Other than pursuant to the 2005 Stock Incentive Plan, which provides that the exercise price is determined by the average of the high and low sales prices of AFG common stock reported on the NYSE, the Committee does not grant options with an exercise price that is less than the closing price of the Company’s common stock on the grant date, nor does it grant options which are priced on a date other than the grant date. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.
     The Company’s 2005 Stock Incentive Plan provides that a stock award may be granted to any eligible employee for past services, or for any other valid purpose as determined by the Compensation Committee. Such a stock award represents shares that are issued without restrictions on transfer and free of forfeiture conditions except as otherwise provided in such Plan. The Compensation Committee exercised its discretion under this Plan and on February 11, 2008, granted (effective that day) each Co-CEO 35,000 shares of AFG common stock (the number of shares of each grant being determined as approximately $1,000,000 of Company common stock). This award is also set forth in the Summary Compensation Table on page 23 of this proxy statement. The Compensation Committee granted this award as bonus compensation in response to the Company’s substantial core net operating earnings increase (up 28% from 2006), significantly higher return on equity, record property and casualty specialty insurance underwriting profits, significant improvement in combined ratios and increases in insurance premiums during 2007, which was a challenging environment for insurance operations. The Committee believes that these achievements represent superior company performance and merit the Co-CEOs this extraordinary element of compensation.

     Recovery of Prior Awards
     We do not have a policy with respect to adjustment or recovery of awards or payments if relevant company performance measures upon which previous awards were based are restated or otherwise adjusted in a manner that would reduce the size of such award or payment. Under those circumstances, we expect that the Compensation Committee and the Board would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the applicable restatement or adjustment.
     Stock Ownership Guidelines
     AFG’s Board adopted executive stock ownership guidelines because it believes that it is in the best interests of AFG and its shareholders to align the financial interests of its executives and certain other officers of the Company and its principal subsidiaries with those of AFG’s shareholders. AFG’s Board also adopted such guidelines because it believes that the investment community values stock ownership by such officers and that share ownership demonstrates a commitment to and belief in the long-term profitability of AFG. Under the guidelines AFG’s Co-CEOs are required to own an amount of AFG common stock which is equal to or exceeds five times their annual base salary; other NEOs and certain other officers and senior officers of the Company’s major subsidiaries (in excess of 40 executives) are required to own an amount of AFG common stock which is equal to or exceeds their annual base salary. Generally, persons subject to the guidelines are required to achieve the applicable ownership guideline by January 1, 2011. Notwithstanding this phase-in period, most executives to whom the guidelines apply had met their ownership target at December 31, 2007, and the Co-CEOs own AFG common stock having a value of over forty times their annual base salary.
     Retirement and Other Related Benefits
     The Company provides retirement benefits to NEOs through a combination of qualified (under the Internal Revenue Code) and non-qualified plans. AFG provides retirement benefits to qualified employees through the AFG Retirement and Savings Plan (“RASP”), a defined contribution plan. AFG makes all contributions to the retirement fund portion of the plan and matches a percentage of employee contributions to the savings fund. The amount of such contributions and matching payments are based on a percentage of the employee’s salary up to certain thresholds. AFG also makes available to certain employees benefits in its Nonqualified Auxiliary RASP (“Auxiliary RASP”). The purpose of the Auxiliary RASP is to enable employees whose contributions in the retirement contribution portion of the RASP are limited by IRS regulations to have an additional benefit to the RASP.
     The Company also maintains a Deferred Compensation Plan pursuant to which certain employees of AFG and its subsidiaries (currently those paid $100,000 or more annually) may defer up to 80% of their annual salary and/or bonus. For 2007, participants could elect to have the value of deferrals (i) earn a fixed rate of interest, set annually by the Board of Directors (5-3/8% in 2007), or (ii) fluctuate based on the market value of AFG common stock, as adjusted to reflect stock splits, distributions, dividends, or (iii) earn interest as determined by one or more publicly traded mutual funds. The deferral term of either a fixed number of years or upon termination of employment must be elected at the time of deferral. Under the plan, no federal or state income taxes are paid on deferred compensation. Rather, such taxes will be due upon receipt at the end of the deferral period. The Nonqualified Deferred Compensation Table on page 28 discloses compensation earned in connection with the Deferred Compensation Plan.
     Perquisites and Other Personal Benefits
     Perquisites, such as insurance coverage, security services, certain meals and entertainment tickets, personal office staff, and the personal use of corporate aircraft, are made available to AFG’s executive officers. These benefits are described below and the estimated costs to the Company of such benefits are included in the All Other Compensation table below on page 24. The Committee and the Co-CEOs agreed to limit the benefit attributable to the Co-CEOs personal use of corporate aircraft and insurance coverage. See “Tally Sheet” discussion above.

     During 2007, as in prior years, the Company operated corporate aircraft used for the business travel of senior management of the Company and its subsidiaries. The Board has encouraged the use of corporate aircraft for the travel needs of the Company’s Chairman of the Board and Co-Chief Executive Officers, including personal travel, in order to minimize and more efficiently utilize their travel time, protect the confidentiality of their travel and the Company’s business, and to enhance their personal security. Notwithstanding, the Committee and the Chairman of the Board and Co-CEOs jointly acknowledge that such aircraft use is a personal benefit, and as such, the Committee considers the cost to the Company of such use to be an element of the total compensation paid to these individuals.
     The Committee believes these perquisites to be reasonable, particularly as a part of total executive compensation, comparable with peer companies, and consistent with the Company’s overall executive compensation program.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A.

Members of the Compensation Committee:	William R. Martin (Chairman)
William W. Verity
Kenneth C. Ambrecht

SUMMARY COMPENSATION TABLE
     The following table summarizes the aggregate compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2007 and December 31, 2006. Such compensation includes amounts paid by AFG and its subsidiaries and certain affiliates for the years indicated. Amounts shown relate to the year indicated, regardless of when paid. AFG has no employment agreements with the named executive officers.

						Change in
						Pension Value
						and
						Nonqualified
					Non-Equity	Deferred
				Option	Incentive Plan	Compensation	All Other
		Salary	Stock Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($) (6)	($)
Carl H. Lindner III	2007	1,100,000	975,975	523,000	1,581,250	—	747,174	4,927,399
Co-Chief Executive Officer and Co-President (Co-Principal Executive Officer)	2006	1,075,000	1,932,341	453,000	2,012,500	—	1,533,862	7,006,703

S. Craig Lindner	2007	1,100,000	975,975	523,000	1,581,250	—	705,052	4,885,277
Co-Chief Executive Officer and Co-President (Co-Principal Executive Officer)	2006	1,075,000	1,932,341	453,000	2,012,500	—	1,259,078	6,731,919

Keith A. Jensen	2007	592,000		372,000	700,000	18,592	115,868	1,798,460
Senior Vice President (Principal Financial Officer)	2006	565,000	—	330,000	656,250	24,430	164,197	1,739,877

James E. Evans	2007	1,050,000		465,000	1,020,000	—	251,504	2,786,504
Senior Vice President and General Counsel	2006	1,043,000	—	412,000	1,062,500	—	982,315	3,499,815

Thomas E. Mischell	2007	555,000		326,000	450,000	11,602	84,704	1,427,306
Senior Vice President — Taxes	2006	531,000	—	288,000	468,750	—	993,802	2,281,552

(1)	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into the Deferred Compensation Plan.

(2)	Amounts represent the value of a discretionary award made by the Compensation Committee under the 2005 Stock Incentive Plan and paid to the Co-Chief Executive Officers in the form of AFG common stock, as further described in the Compensation Discussion and Analysis section beginning on page 12 of this proxy statement.

(3)	Amount represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal years 2007 and 2006 in accordance with FAS 123R. There can be no assurance that the value realized from the exercise of stock options, if any, will equal the amount of FAS 123R compensation expense recorded. A discussion of the assumptions used in calculating these values may be found in Note H on page F-17 to the Company’s Annual Report on Form 10-K filed February 28, 2008.

(4)	Amount represents payment for performance in the year indicated, whenever paid, under the Senior Executive Annual Bonus Plan as further described in the Compensation Discussion and Analysis section beginning on page 12 of this proxy statement. As these bonus payments were made pursuant to a performance-based annual bonus plan, no separate bonus column appears in the table.

(5)	For 2007, the amount represents a $16,648 Company match to Mr. Jensen’s 2007 deferral under the Deferred Compensation Plan, and $1,944 of “above market” earnings on his deferrals, and a $11,602 Company match to Mr. Mischell’s 2007 deferral under the Deferred Compensation Plan.

(6)	See All Other Compensation chart below for amounts, which includes perquisites, Company or subsidiary contributions or allocations under the (i) defined contribution retirement plans and (ii) employee savings plan in which the named executive officers participate (and related accruals for their benefit under the Company’s benefit equalization plan which generally makes up certain reductions caused by Internal Revenue Code limitations in the Company’s contributions to certain of the Company’s retirement plans) and Company paid group life insurance.
ALL OTHER COMPENSATION—2007

	C.H. Lindner	S.C.			T.E.
	III	Lindner	K.A. Jensen	J.E. Evans	Mischell
Item	($)	($)	($)	($)	($)
Group life insurance	$2,622	$2,622	$4,902	$7,524	$7,423
Insurance (Auto/Home Executive Insurance Program)	241,562	255,678	11,886	0	7,919
Aircraft Usage (1)	270,973	236,117	117	0	0
Car and Related Expenses	3,428	5,478	2,895	2,640	2,640
Security Services	20,922	20,922	0	0	0
Meals and Entertainment	13,000	13,950	4,000	1,850	1,000
Lodging	3,253	0	2,383	0	0
Service Award bonus (2)	1,472	0	0	0	1,472
Administrative/Secretarial Services	71,792	124,785	17,180	20,409	18,750
Annual RASP Contribution	6,750	6,750	6,750	6,750	6,750
Annual Auxiliary RASP Contribution	38,750	38,750	38,750	38,750	38,750
Annual RASP & Auxiliary RASP Plan Earnings	72,650	0	27,005	173,581	0
Totals	$747,174	$705,052	$115,868	$251,504	$84,704

(1)	The Board of Directors has encouraged the Company’s Chairman and Co-Chief Executive Officers to use corporate aircraft for all travel whenever practicable for security and productivity reasons. On certain occasions, an executive’s spouse or other family members or guests may fly on the corporate aircraft. The value of the use of corporate aircraft is calculated based on the aggregate incremental cost to the Company, including fuel costs, trip-related maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries, the amortized costs of the company aircraft, and the cost of maintenance not related to trips, are excluded. Amounts for personal use of company aircraft are included in the table. The amounts reported utilize a different valuation methodology than used for income tax purposes, where the cost of the personal use of corporate aircraft has been calculated using the Standard Industrial Fare Level (SIFL) tables found in the tax regulations.

(2)	Messrs. C.H. Lindner III and Mischell received these awards, which are available to all full-time employees, upon attaining certain years of service to the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
     As described in the Compensation Discussion and Analysis section, the named executive officers do not have employment, severance or change-in-control agreements with the Company. In addition, any agreements, plans or arrangements that provide for payments to a named executive officer at, following, or in connection with any termination (including retirement) of such named executive officer, do not discriminate in scope, terms or operation in favor of the named executive officer, and are available generally to all salaried employees. All options granted under the Company’s shareholder approved plans provide for the acceleration of vesting upon a change in control.
GRANTS OF PLAN-BASED AWARDS

					All	All other Option
		Estimated Future Payouts			other Stock	Awards:
		Under Non-Equity Incentive Plan			Awards:	Number of
		Awards (1)			Number of	Securities	Exercise or	Closing	Grant Date Fair
		Thresh-			Shares of Stock	Under-	Base Price of	Market Price	Value of Stock
	Grant	old	Target	Maximum	or Units	lying Options	Option Awards	on the Date of	and Option
Name	Date	($)	($)	($)	(#)	(#)	($/Sh) (2)(3)	Grant	Awards (4)
Carl H. Lindner III	02/22/2007	$0	$1,150,000	$2,012,500	—	75,000	$36.57	$36.36	$785,000
S. Craig Lindner	02/22/2007	0	1,150,000	2,012,500	—	75,000	36.57	36.36	785,000
Keith A. Jensen	02/22/2007	0	560,000	700,000	—	50,000	36.57	36.36	523,000
James E. Evans	02/22/2007	0	850,000	1,062,500	—	62,500	36.57	36.36	654,000
Thomas E. Mischell	02/22/2007	0	375,000	468,750	—	43,750	36.57	36.36	458,000

(1)	These columns show the range of payouts targeted for 2007 performance under the 2007 Annual Senior Executive Bonus Plan with respect to the Co-Chief Executive Officers and the remaining named executive officers. These amounts, paid in 2008, are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation” because these awards were recognized in 2007 for financial statement reporting purposes in accordance with FAS 123R.

(2)	These Employee stock options were granted pursuant to the Company’s Stock Option Plan and become exercisable as to 20% of the shares initially granted on the first anniversary of the date of grant, with an additional 20% becoming exercisable on each subsequent anniversary. The options become fully exercisable in the event of death or disability or within one year after a change in control of the Company. More discussion regarding the Company’s Stock Option Plan can be found in the Compensation Discussion and Analysis section beginning on page 12 of this proxy statement.

(3)	Under the terms of the Company’s Stock Option Plan, stock options are granted at an exercise price equal to the average of the high and low trading prices on the date of grant.

(4)	This column represents the aggregate FAS 123R values of options granted during the year. There can be no assurance that the options will ever be exercised (in which case no value will be realized by the executive) or that the amount received by the executive upon exercise will equal the FAS 123R value.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards (1)
			Equity
			Incentive Plan
			Awards:
	Number	Number	Number of
	of Securities	of Securities	Securities
	Underlying	Underlying	Underlying
	Unexercised	Unexercised	Unexercised	Option
	Options	Options	Unearned	Exercise		Option
	(#)	(#)	Options	Price	Option Grant	Expiration
Name	Exercisable	Unexercisable	(#)	($)	Date	Date
Carl H. Lindner III	41,131			$23.79	02/23/1999	02/26/2009
	82,500			13.23	02/18/2000	02/21/2010
	82,500			13.17	12/14/2000	12/17/2010
	82,500			17.19	02/22/2002	02/25/2012
	66,000	16,500		12.30	02/20/2003	02/23/2013
	49,500	33,000		20.01	02/27/2004	03/02/2014
	33,000	49,500		20.28	02/24/2005	02/27/2015
	16,500	66,000		26.89	02/22/2006	02/22/2016
		75,000		36.57	02/22/2007	02/22/2017
S. Craig Lindner	41,131			$23.79	02/23/1999	02/26/2009
	82,500			13.23	02/18/2000	02/21/2010
	82,500			13.17	12/14/2000	12/17/2010
	82,500			17.19	02/22/2002	02/25/2012
	66,000	16,500		12.30	02/20/2003	02/23/2013
	49,500	33,000		20.01	02/27/2004	03/02/2014
	33,000	49,500		20.28	02/24/2005	02/27/2015
	16,500	66,000		26.89	02/22/2006	02/22/2016
		75,000		36.57	02/22/2007	02/22/2017
Keith A. Jensen	112,500			$23.79	02/23/1999	02/26/2009
	52,500			17.73	12/31/1999	01/03/2010
	60,000			17.19	02/22/2002	02/25/2012
	18,525	12,000		12.30	02/20/2003	02/23/2013
	26,004	24,000		20.01	02/27/2004	02/27/2014
	24,001	36,000		20.28	02/24/2005	02/24/2015
	12,000	48,000		26.89	02/22/2006	02/22/2016
		50,000		36.57	02/22/2007	02/22/2017
James E. Evans	15,000			$13.23	02/18/2000	02/21/2010
	75,000			13.17	12/14/2000	12/17/2010
	75,000			17.19	02/22/2002	02/25/2012
	60,000	15,000		12.30	02/20/2003	02/23/2013
	35,004	30,000		20.01	02/27/2004	02/27/2014
	30,001	45,000		20.28	02/24/2005	02/24/2015
	15,000	60,000		26.89	02/22/2006	02/22/2016
		62,500		36.57	02/22/2007	02/22/2017
Thomas E. Mischell	45,000			$23.79	02/23/1999	02/26/2009
	52,500			13.23	02/18/2000	02/21/2010
	52,500			13.17	12/14/2000	12/17/2010
	52,500			17.19	02/22/2002	02/25/2012
	42,000	10,500		12.30	02/20/2003	02/23/2013
	31,500	21,000		20.01	02/27/2004	02/27/2014
	21,001	31,500		20.28	02/24/2005	02/24/2015
	10,500	42,000		26.89	02/22/2006	02/22/2016
		43,750		36.57	02/22/2007	02/22/2017

(1)	These employee stock options become exercisable as to 20% of the shares initially granted on the first anniversary of the date of grant, with an additional 20% becoming exercisable on each subsequent anniversary. They are generally exercisable for ten years. The options become fully exercisable in the event of death or disability or within one year after a change in control of the Company.
OPTION EXERCISES AND STOCK VESTED
     The table below shows the number of shares of AFG common stock acquired during 2007 upon the exercise of options. No shares were acquired in 2007 by the named executive officers pursuant to the vesting of stock awards.

Option Awards
Number of Shares Acquired on Exercise
Name	(#)	Value Realized on Exercise ($) (1)
Carl H. Lindner III	—	—
S. Craig Lindner	—	—
Keith A. Jensen	—	—
James E. Evans	—	—
Thomas E. Mischell	50,000	$205,234

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.

NONQUALIFIED DEFINED CONTRIBUTION AND OTHER
NONQUALIFIED DEFERRED COMPENSATION PLANS
     The Company provides retirement benefits to named executive officers through a combination of qualified (under the Internal Revenue Code) and non-qualified plans. AFG makes available to certain employees, including its named executive officers, benefits in its Nonqualified Auxiliary RASP (“Auxiliary RASP”). The purpose of the Auxiliary RASP is to enable employees whose contributions are limited by IRS regulations in the retirement contribution portion of the AFG Retirement and Savings Plan to have an additional benefit to the RASP.
     The Company also maintains a Deferred Compensation Plan pursuant to which certain key employees of AFG and its subsidiaries may defer up to 80% of their annual salary and/or bonus. During 2007, participants could elect to have the value of current or prior-year deferrals (i) earn a fixed rate of interest, set annually by the Board of Directors (5-3/8% in 2007), (ii) fluctuate based on the market value of AFG Common Stock, as adjusted to reflect stock splits, distributions, dividends, or (iii) determined on the basis of the returns on one or more publicly traded mutual funds. The deferral term of either a fixed number of years or upon termination of employment must be elected at the time of deferral. Under the plan, no federal or state income taxes are paid on deferred compensation. Rather, such taxes will be due upon receipt at the end of the deferral period.
     The table below discloses information on the nonqualified deferred compensation of the named executives in 2007, including the Auxiliary RASP and the Deferred Compensation Plan. Any amounts deferred are included in compensation figures disclosed in the Summary Compensation Table on page 23 of this proxy statement.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	contributions in	contributions in	earnings in last	withdrawals /	balances at
Name	last FY ($)	last FY ($) (1)	FY ($) (2)	distributions ($)	last FYE ($)
Carl H. Lindner III	—	38,750	72,100	—	2,794,658
S. Craig Lindner	—	38,750	38,227	—	1,947,718
Keith A. Jensen	443,942	57,342	(45,470)	(786,678)	987,290
James E. Evans	—	38,750	135,212	—	3,212,241
Thomas E. Mischell	154,688	50,352	(129,926)	—	1,418,635

(1)	Represents Company contributions credited to participants’ Auxiliary RASP accounts which are included in All Other Compensation in the Summary Compensation Table on page 23, and includes, with respect to Mr. Jensen and Mr. Mischell, $18,592 and $11,602, respectively, of preferential earnings or above market earnings on deferred compensation which is reported under Change in Pension Value and Nonqualified Deferred Compensation Earnings in that table.

(2)	Earnings are calculated by reference to actual earnings or losses of mutual funds and securities, including Company common stock, held by the plans.

DIRECTOR COMPENSATION
     In early 2004, the Board of Directors adopted the Company’s Non-Employee Director Compensation Plan, which was then approved at the 2004 annual meeting of shareholders. The Plan was amended by the Board of Directors in 2007 to increase certain of the fees payable thereunder.
     During 2007, under the Plan, all directors who were not officers or employees of the Company were paid the following fees: an annual board retainer of $32,500 and $1,750 per each board meeting attended. The Audit Committee Chairman received an additional $20,000 retainer. Other committee Chairmen received an additional $12,000 annual retainer. The members (non-chairman) received an additional $6,000 annual retainer for each committee served. All committee members received $1,250 for each meeting attended. Non-employee directors who become directors during the year receive a pro rata portion of these annual retainers. In addition, non-employee directors receive an annual award of stock. In 2007, this award was worth $70,000; beginning in 2008, this award will increase to $85,000.
     Compensation earned for director service in 2007 is set forth in the following table. Other than the restricted stock grants, all amounts were paid in cash.

				Change in
				Pension Value
				and
				Nonqualified
	Fees Earned	Stock	Option	Deferred	All Other
	or Paid in	Awards	Awards	Compensation	Compensation	Total
Name	Cash ($) (1)	($) (3)	($) (4)	Earnings	($) (5)	($)
Carl H. Lindner	130,000 (2)	—	—	—	680,815	810,815
Kenneth C. Ambrecht	205,000	71,589	—	—	—	276,589
Theodore H. Emmerich	91,750	71,589	—	—	—	163,339
Terry S. Jacobs	88,750	71,589	—	—	—	160,339
William R. Martin	247,750	71,589	—	—	—	319,339
William W. Verity	88,500	71,589	—	—	—	160,089

(1)	Includes the total amounts paid for service as a director of any subsidiaries of the Company as follows: Mr. Ambrecht -$131,500; Mr. Emmerich — $9,000; Mr. Jacobs — $9,000; Mr. Martin — $157,000; and Mr. Verity — $9,000. Mr. Ronald G. Joseph, father of Director nominee Gregory G. Joseph, received $179,250 for service as a director of the Company’s Great American Financial Resources, Inc. subsidiary in 2007 and $240,520 in settlement of outstanding director stock options.

(2)	In January 2005, Carl H. Lindner stepped down as Chief Executive Officer of the Company, but remained the non-executive Chairman of the Board. Mr. Lindner has requested that his annual salary be no more than the compensation paid to the Company’s independent directors. The Compensation Committee has set his salary at $130,000 and approved all other compensation and perquisites received by him.

(3)	Calculated as the compensation cost for financial statement reporting purposes with respect to the annual stock grant under the Company’s Non-Employee Director Compensation Plan. The following table of AFG common stock held includes the aggregate stock awards held by each director as of December 31, 2007:

Aggregate Shares of
Director Name	Common Stock Held
Carl H. Lindner	14,275,070
Kenneth C. Ambrecht	7,345
Theodore H. Emmerich	36,086
Terry S. Jacobs	6,883
William R. Martin	86,205
William W. Verity	13,658

(4)	The following table sets forth the aggregate option awards held by each director as of December 31, 2007:

Director Name	Aggregate Stock Options Held
Carl H. Lindner	—
Kenneth C. Ambrecht	—
Theodore H. Emmerich	15,750
Terry S. Jacobs	—
William R. Martin	15,750
William W. Verity	11,250

(5)	Amount includes the following: aircraft usage, $73,000; automobile related expenses, $34,400; security, $83,700; meals and entertainment, $50,000; insurance (auto/home), $300,600; administrative/secretarial services, $128,400; and annual RASP contribution, group life insurance, and club dues. The value of the use of corporate aircraft is calculated based on the aggregate incremental cost to the Company, including fuel costs, trip-related maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries, the amortized costs of the company aircraft, and the cost of maintenance not related to trips, are excluded.
     Director Stock Ownership Guidelines
     The Plan also sets forth stock ownership guidelines for the non-employee directors. Specifically, within three years after a non-employee director receives the first restricted stock award under the Plan, such non-employee director, as a consideration in the determination of his or her future service to AFG’s Board of Directors, is required to beneficially own a minimum number of shares of AFG common stock, the value of which shall be equal to six times the then-current annual board retainer.
     Board Retirement Program
     Until 2003, the Board of Directors had a program under which a retiring non-employee director, who is at least 55 years old and has served as a director for at least four years, would receive upon retirement an amount equal to five times the then current annual board retainer. In 2003, the Board of Directors terminated the plan, except as it applied to those directors then eligible, Messrs. Martin and Emmerich. In early 2006, the Company, upon the recommendation of the Governance Committee and at the request of Messrs. Martin and Emmerich, terminated the plan entirely.
RELATED PERSON TRANSACTIONS
     From time to time, the Company has transacted business with affiliates. The financial terms of these transactions are comparable to those which would apply to unrelated parties. During 2007, there were no such transactions requiring disclosure under applicable rules.
     Certain stock exchange rules require the Company to conduct an appropriate review of all related party transactions (including those required to be disclosed by the Company pursuant to SEC Regulation S-K Item 404) for potential conflict of interest situations on an ongoing basis and that all such transactions must be approved by the Audit Committee or another committee comprised of independent directors. As a result, the Audit Committee annually reviews all such related party transactions and approves such related party transactions only if it determines that it is in the best interests of the Company. In considering the transaction, the Committee may consider all relevant factors, including as applicable (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (vi) the overall fairness of the transaction to the Company.
     While the Company adheres to this policy for potential related person transactions, the policy is not in written form (other than as a part of listing agreements with stock exchanges). However, approval of such related person transactions is evidenced by Audit Committee resolutions in accordance with our practice of approving transactions in this manner.
COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS
     The Company’s Board of Directors held nine meetings in 2007. The Board has an Audit Committee, a Compensation Committee, and a Corporate Governance Committee. The charters for each of these Committees as well as the Company’s Corporate Governance Guidelines are available at www.afginc.com and upon written request to the Company’s Secretary, the address of whom is set forth under “Communications with Directors” on page 34 of this proxy statement.
     Compensation Committee: The Compensation Committee acts on behalf of the Board of Directors and by extension the shareholders to establish, implement and continually monitor adherence with the Company’s compensation philosophy. The Committee ensures that the total compensation paid to the named executive officers is fair, reasonable and competitive.
     The Compensation Committee also acts as the oversight committee with respect to the Company’s deferred compensation plans, stock option plans, and bonus plans covering senior executive officers. In overseeing those plans, the committee may delegate authority for day-to-day administration and interpretation of the plan, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to officers of the Company. However, the Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the Company’s Co-Chief Executive Officers.
     The Compensation Committee consulted among themselves and with management throughout the year, and met ten times in 2007. The primary processes for establishing and overseeing executive compensation can be found in the Compensation Discussion and Analysis section beginning on page 12 of this proxy statement.
     Compensation Committee Interlocks and Insider Participation
     None of the members of AFG’s Compensation Committee:
•	was an officer or employee of the Company during the last fiscal year (Mr. Martin served the Company’s predecessor as an officer; such service ended in 1978);

•	is or was a participant in any “related person” transaction in 2007 (see the section titled “Related Person Transactions” in this proxy statement for a description of our policy on related person transactions)

•	is an executive officer of another entity, at which one of our executive officers serves on the board of directors. No named executive officer of the Company serves as a director or as a member of a committee of any company of which any of the Company’s non-employee directors are executive officers.
     Audit Committee: The Audit Committee met 13 times in 2007. The Company’s Board has determined that each of the Audit Committee’s members, namely, Theodore H. Emmerich, William R. Martin and Terry S. Jacobs, is an audit committee financial expert as defined under SEC Regulation S-K Item 407(d). Each of Messrs. Emmerich, Martin and Jacobs satisfies the NYSE and NASDAQ independence standards. The Audit Committee Report is presented on page 32 of this proxy statement.
     Corporate Governance Committee: The Corporate Governance Committee met four times in 2007. The Governance Committee is responsible for, among other things, establishing criteria for selecting new directors, identifying individuals qualified to be Board members as needed, and recommending to the Board director nominees for the next annual meeting of shareholders. The charter of the Governance Committee is available at the Company’s website, www.afginc.com. The Committee is comprised of members who are “independent” as defined under New York Stock Exchange (“NYSE”) and NASDAQ listing standards. Information regarding the consideration by the Governance Committee of any director candidates recommended by shareholders can be found in the Nominations and Shareholder Proposals section on page 33 of this proxy statement.
Director Attendance Policy
     AFG expects its directors to attend meetings of shareholders. All of AFG’s directors attended last year’s meeting.
Executive Sessions
     NYSE and NASDAQ rules require non-management directors to meet regularly in executive sessions. Four of these sessions were held during 2007. The non-management directors select one of such directors to preside over each session. Shareholders and other interested parties may communicate with any of the non-management directors, individually or as a group, by following the procedures set forth on page 34 of this proxy statement.
Audit Committee Report
     The Audit Committee is comprised of three directors, each of whom is experienced with financial statements and has past accounting or related financial management experience. Each of the members of the Audit Committee is independent as defined by the NYSE listing standards. The Board has determined that each of the three members of the Audit Committee is an “audit committee financial expert” as defined in Securities and Exchange Commission regulations. A copy of the Audit Committee Charter is posted at www.afginc.com.
     The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to shareholders and others, the systems of internal control which management has established, and the audit process. The members of the Committee are Theodore H. Emmerich (Chairman), William R. Martin and Terry S. Jacobs.
     Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes. Additionally, the Audit Committee engages the Company’s independent accountants who report directly to the Committee.
     The Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AV Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200 T.
     The Company’s independent accountants also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3600 T, and disclosures required by the Audit Committee Charter, and the Committee discussed with independent accountants that firm’s independence. As part of its discussions, the Committee determined that Ernst & Young LLP was independent of AFG.

     Based on the Committee’s discussions with management and the independent accountants and the Committee’s review of the representation of management and the report of the independent accountants to the Committee, the Committee recommended that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

Members of the Audit Committee	Theodore H. Emmerich, Chairman
William R. Martin
Terry S. Jacobs
Audit Committee Pre-Approval Policies
     The Audit Committee has adopted policies that require its approval for any audit and non-audit services to be provided to AFG. The Audit Committee delegated authority to the Committee Chairman to approve certain non-audit services. Pursuant to these procedures and delegation of authority, the Audit Committee was informed of and approved all of the audit and other services described above. No services were provided with respect to the de minimus waiver process provided by rules of the Securities and Exchange Commission.
Independence Determinations
     In accordance with NYSE and NASDAQ rules, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which guidelines are in compliance with the listing standards set forth by the NYSE and NASDAQ. The Company’s director qualification standards are available on the Company’s website at www.afginc.com. Where the NYSE and NASDAQ rules on director independence conflict, the Company’s Standards reflect the applicable rule which is more stringent to the director and the Company. Based on these standards, at its meeting held on May 17, 2007, the Board determined that each of the following non-employee directors, namely Messrs. Ambrecht, Emmerich, Jacobs, Martin, and Verity is independent and has no relationship with the Company, except as a director and shareholder of the Company. The same determination was made as to Messrs. Ambrecht, Emmerich, Jacobs, Joseph, and Verity at a meeting of the Board of Directors on February 21, 2008.
     During 2007, Messrs. Martin, Ambrecht, and the father of Mr. Joseph served as directors of the Company’s subsidiary, Great American Financial Resources, Inc. Mr. Ambrecht was a Managing Director with First Albany Capital from July 2004 until December 2005. For more than five years prior to that, Mr. Ambrecht was a Managing Director with Royal Bank Canada Capital Markets. From time to time, the Company has purchased or sold securities through these companies in the ordinary course of business, for which it paid customary commissions or discounts. In addition, the Company has acquired vehicles from, and had vehicles serviced by, automobile dealerships affiliated with a company of which Mr. Joseph is an executive and part owner. The amounts involved in these transactions were deemed by AFG’s Board of Directors not to be material.
NOMINATIONS AND SHAREHOLDER PROPOSALS
     In accordance with the Company’s Code of Regulations (the “Regulations”), the only candidates eligible for election at a meeting of shareholders are candidates nominated by or at the direction of the Board of Directors and candidates nominated at the meeting by a shareholder who has complied with the procedures set forth in the Regulations. Shareholders will be afforded a reasonable opportunity at the meeting to nominate candidates for the office of director. However, the Regulations require that a shareholder wishing to nominate a director candidate must have first given the Secretary of the Company at least five and not more than thirty days prior written notice setting forth or accompanied by (1) the name and residence of the shareholder and of each nominee specified in the notice, (2) a representation that the shareholder was a holder of record of the Company’s voting stock and intended to appear, in person or by proxy, at the meeting to nominate the persons specified in the notice and (3) the consent of each such nominee to serve as director if so elected. Directors nominated through this process will be considered by the Corporate Governance Committee.
     The proxy card used by AFG for the annual meeting typically grants authority to management to vote in its discretion on any matters that come before the meeting as to which adequate notice has not been received. In order for a notice to be deemed adequate for the 2009 annual meeting, it must be received by February 27, 2009. In order for a proposal to be considered for inclusion in AFG’s proxy statement for that meeting, it must be received by December 15, 2008.
     The Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by shareholders because Ohio law and the Company’s Code of Regulations affords shareholders certain rights related to such matters. Nominees for directorship will be recommended by the Governance Committee in accordance with the principles in its charter and the Corporate Governance Guidelines also on AFG’s website. When considering an individual candidate’s suitability for the Board, the Corporate Governance Committee will evaluate each individual on a case-by-case basis. Although the Committee does not prescribe minimum qualifications or standards for directors, candidates for Board membership should have the highest personal and professional integrity, demonstrated exceptional ability and judgment, and availability and willingness to take the time necessary to properly discharge the duties of a director. The Committee will make its determinations on whether to nominate an individual based on the Board’s then-current needs, the merits of each such candidate and the qualifications of other available candidates. The Committee will have no obligation to respond to shareholders who propose candidates that it has determined not to nominate for election to the Board, but the Committee may do so in its sole discretion. All director candidates are evaluated similarly, whether nominated by the Board or by a shareholder.
     The Corporate Governance Committee did not seek, nor did it receive the recommendation of any of the director candidates named in this proxy statement from any shareholder, non-management director, executive officer or third-party search firm in connection with its own approval of such candidates. The Company has not paid any fee to a third party to assist it in identifying or evaluating nominees.
COMMUNICATIONS WITH DIRECTORS
     The Board of Directors has adopted procedures for shareholders to send written communications to the Board as a group. Such communications must be clearly addressed either to the Board of Directors or any or all of the non-management directors, and sent to either of the following, who will forward any communications so received:

James C. Kennedy	Theodore H. Emmerich
Vice President, Deputy General	Chairman of the Audit Committee
Counsel & Secretary	American Financial Group, Inc.
American Financial Group, Inc.	One East Fourth Street
One East Fourth Street	Cincinnati, Ohio 45202
Cincinnati, Ohio 45202

CODE OF ETHICS
     The Company’s Board of Directors adopted a Code of Ethics applicable to the Company’s directors, officers and employees. The Code of Ethics is available at www.afginc.com and upon written request to the Company’s Secretary, the address of whom is set forth immediately above. The Company intends to disclose amendments and any waivers to the Code of Ethics on its website within four business days after such amendment or waiver.

One East Fourth Street
Cincinnati, Ohio 45202

AMERICAN FINANCIAL GROUP, INC. ONE EAST 4TH STREET CINCINNATI, OH 45202	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT the day before the meeting date, or before the cutoff date for plan participants. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by American Financial Group, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT the day before the meeting date, or before the cutoff date for plan participants. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to American Financial Group, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	AFGRP	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN FINANCIAL GROUP, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR the following Nominees: Vote on Directors
1.	Proposal to Elect Directors		☐	☐	☐

NOMINEES:
	01) Carl H. Lindner 02) Carl H. Lindner III 03) S. Craig Lindner 04) Kenneth C. Ambrecht 05) Theodore H. Emmerich	06) James E. Evans 07) Terry S. Jacobs 08) Gregory G. Joseph 09) William W. Verity

Vote on Proposals		For	Against	Abstain
The Board of Directors recommends a vote FOR the following Proposal:

2.	Proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP as the Company’s Independent Public Accountants for 2008	☐	☐	☐

The Board of Directors recommends a vote AGAINST the following Proposal:

3.	Shareholder Proposal Regarding Certain Employment Policies	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐
Please indicate if you plan to attend this meeting	☐ Yes	☐ No
Important: Please sign exactly as name appears hereon indicating, where proper, official position or representative capacity. In case of joint holders, all should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

AMERICAN FINANCIAL GROUP, INC.
Proxy for Annual Meeting
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints James C. Kennedy and Karl J. Grafe, and either of them, attorneys and proxies, with the power of substitution to each, to vote all shares of Common Stock of the Company that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held May 15, 2008 at 11:30 A.M., on the matters set forth on the reverse side (and at their discretion to cumulate votes in the election of directors if cumulative voting is invoked by a shareholder through proper notice to the Company), and on such other matters as may properly come before the meeting or any postponement or adjournment thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)